MONTHLY REPORT - JANUARY, 2012

                          TriView Global Fund, LLC

             The net asset value of a unit as of January 31, 2012
                was $905.73, down 1.8% from $922.14 per unit
                             as of December 31, 2011.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (1,948.597 units) at         $   1,796,875.21      1,796,875.21
   December 31, 2011
Addition of 200.353 units on January 1,            184,753.13        184,753.13
   2012
Redemption of 0.000 units on January 31,                 0.00              0.00
   2012
Net Income (Loss)                                  (35,254.05)       (35,254.05)
                                              ----------------  ---------------
Ending Net Asset Value (2,148.950 units)     $   1,946,374.29      1,946,374.29
   at January 31, 2012                        ================  ===============

Net Asset Value per Unit at
   January 31, 2012                          $         905.73


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $     (12,861.99)      (12,861.99)
         closed contracts
      Change in unrealized gain (loss) on open       7,430.00         7,430.00
         contracts

   Interest income                                       1.53             1.53
                                               ---------------  ---------------
Total: Income                                       (5,430.46)       (5,430.46)

Expenses:
   Brokerage commissions                            16,697.64        16,697.64
   Operating expenses                                7,003.88         7,003.88
   Incentive fee                                         0.00             0.00
   Management fee                                    1,269.52         1,269.52
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55         4,852.55
                                               ---------------  ---------------
Total: Expenses                                     29,823.59        29,823.59
                                               ===============  ===============
Net Income(Loss) - January, 2012              $    (35,254.05)      (35,254.05)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         General Partner/CPO
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President